(Multicurrency-Cross Border)

ISDA registered trademark
International Swap Dealers Association, Inc.

MASTER AGREEMENT

dated as of June 18, 1997




Deutsche Bank AG, New York Branch and MBNA Master Credit Card Trust II have entered and/or anticipate entering into one or more transactions (each a "Transaction") that are or will be governed by this Master Agreement, which includes the schedule (the "Schedule"), and the documents and other confirming evidence (each a "Confirmation") exchanged between the parties confirming those Transactions.

Accordingly, the parties agree as follows:-

1.	Interpretation

(a)	Definitions.  The terms defined in Section 14 and in the Schedule will have the meanings therein specified for the purpose of this Master
Agreement.

(b)	Inconsistency.  In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail. In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement (including the Schedule), such Confirmation will prevail for the purpose of the relevant Transaction.

(c)	Single Agreement.  All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this "Agreement"), and the parties would not otherwise enter into any Transactions.

2.	Obligations

(a)	General Conditions.

(i)	Each party will make each payment or delivery specified in
each Confirmation to be made by the subject to the other provisions of this Agreement.

(ii)	Payments under this Agreement will be made on the due date
for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable funds and in the manner customary for payments in the required currency. Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement.

(iii)	Each obligation of each party under Section 2(a)(1) is
subject to (1) the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing, (2) the condition precedent that no Early Termination Date in respect of the relevant Transaction has occurred or been effectively designated and (3) each other applicable condition precedent specified in this Agreement.

(b)	Change of Account.  Either party may change its account for
receiving a payment or delivery by giving notice to the other party at least five Local Business Days prior to the scheduled date for the payment or delivery to which such change applies unless such other party gives timely notice of a reasonable objection to such change.

(c)	Netting.  If on any date amounts would otherwise be payable:-

(i)	in the same currency; and

(ii)	in respect of the same Transaction,

by each party to the other, on such date, each party's obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

The parties may elect in respect of two or more Transactions that a net amount will be determined in respect of all amounts payable on the same date in the same currency in respect of such Transactions, regardless of whether such amounts are payable in respect of the same Transaction. The election may be made in the Schedule or a Confirmation by specifying that subparagraph (ii) above will not apply to the Transactions identified as being subject to the election, together with the starting date (in which case subparagraph (ii) above will not, or will cease to, apply to such Transactions from such date). This election may be made separately for different groups of Transactions and will apply separately to each pairing of Offices through which the parties make and receive payments or deliveries.

(d)	Deduction or Withholding for Tax.

(i)	Gross-Up.  All payments under this Agreement will be made
without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If a party is so required to deduct or withhold, then that party ("X") will:-

	(1) 	promptly notify the other party ("Y") of such requirements;

(2)	pay to the relevant authorities the full amount required to
be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X to Y under this Section 2(d)) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;

	(3)	promptly forward to Y an official receipt (or a certified
copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and

	(4)	if such Tax is an Indemnifiable Tax, pay to Y, in addition
to the payment to which Y is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by Y (free and clear of Indemnifiable Taxes, whether assessed against X or Y) will equal the full amount Y would have received had no such deduction or withholding been required. However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for:-

	(A)	the failure by Y to comply with or perform any
agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d);
or

	(B)	the failure of a representation made by Y pursuant to
Section 3(f) to be accurate and true unless such failure would not have occurred but for (I) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (II) a Change in Tax Law.

(ii)	Liability.  If:-

	(1)	X is required by any applicable law, as modified by the
practice of any relevant governmental revenue authority, to make any deduction or withholding in respect of which X would not be required to pay an additional amount to Y under Section
2(d)(i)(4);

	(2)	X does not so deduct or withhold; and

	(3)	a liability resulting from such Tax is assessed directly
against X,

then, except to the extent Y has satisfied or then satisfies the liability resulting from such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d)).

(e)	Default Interest; Other Amounts.  Prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party that defaults in the performance of any payment obligation will, to the extent permitted by law and subject to
Section 6(c), be required to pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as such overdue amounts, for the period from (and including) the original due date for payment to (but excluding) the date of actual payment, at the Default Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed. If, prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party defaults in the performance of any obligation required to be settled by delivery, it will compensate the other party on demand if and to the extent provided for in the relevant Confirmation or elsewhere in this Agreement.

3.	Representations

Each party represents to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into and, in the case of the representations in Section 3(f), at all times until the termination of this Agreement) that:-

(a)	Basic Representations.

	(i)	Status.  It is duly organized and validly existing under the laws of the jurisdiction of its organisation or incorporation and, if relevant under such laws, in good standing:

	(ii)	Powers.  It has the power to execute this Agreement and any
other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and any obligations it has under any Credit Support Document to which it is a party and has taken all necessary action to authorize such execution, delivery and performance;

	(iii)	No Violation or Conflict.  Such execution, delivery and
performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

	(iv)	Consents.  All governmental and other consents that are
required to have been obtained by it with respect to this Agreement or any Credit Support Document to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

	(v)	Obligations Binding.  Its obligations under this Agreement
and any Credit Support Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application
(regardless of whether enforcement is sought in a proceeding in equity or at law)).

(b)	Absence of Certain Events.  No Event of Default or Potential Event
of Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstances would occur as a result of its entering into or performing its obligations under this Agreement or any Credit Support Document to which it is a party.

(c)	Absence of Litigation.  There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any Credit Support Document to which it is a party or its ability to perform its obligations under this Agreement or such Credit Support Document.

(d)	Accuracy of Specified Information.  All applicable information that is furnished in writing by or on behalf of it to the other party and is identified for the purpose of this Section 3(d) in the Schedule is, as of the date of the information, true, accurate and complete in every material aspect.

(e)	Payer Tax Representation.  Each representation specified in the
Schedule as being made by it for the purpose of this Section 3(e) is accurate and true.

(f)	Payee Tax Representations.  Each representation specified in the
Schedule as being made by it for the purpose of this Section 3(f) is accurate and true.

4.	Agreements

Each party agrees with the other that, so long as either party has or may have any obligations under this Agreement or under any Credit
Support Document to which it is a party:-

(a)	Furnish Specified Information.  It will deliver to the other party or, in certain cases under subparagraph (iii) below, to such government or taxing authority as the other party reasonably directs:-

	(i)	any forms, documents or certificates relating to taxation
specified in the Schedule or any Confirmation;

	(ii)	any other documents specified in the Schedule or any
Confirmation; and

	(iii)	upon reasonable demand by such other party, any form or
document that may be required or reasonably requested in writing in order to allow such other party or its Credit Support Provider to make a payment under this Agreement or any applicable Credit
Support Document without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification, in each case by the date specified in the Schedule or such Confirmation or, if none is specified, as soon as reasonably practicable.

(b)	Maintain Authorisations.  It will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement or any Credit Support Document to which it is a party and will use all reasonable efforts to obtain any that may become necessary in the future.

(c)	Comply with Laws.  It will comply in all material aspects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement or any Credit Support Document to which it is a party.

(d)	Tax Agreement.  It will give notice of any failure of a
representation made by it under Section 3(f) to be accurate and true promptly upon learning of such failure.

(e)	Payment of Stamp Tax.  Subject to Section 11, it will pay any
Stamp Tax levied or imposed upon it or in respect of its execution or performance of this Agreement by a jurisdiction in which it is incorporated, organised, managed and controlled, or considered to have its seat, or in which a branch or office through which it is acting for the purpose of this Agreement is located ("Stamp Tax Jurisdiction") and will indemnify the other party against any Stamp Tax levied or imposed upon the other party or in respect of the other party's execution or performance of this Agreement by any such Stamp Tax Jurisdiction which is not also a Stamp Tax Jurisdiction with respect to the other party.

5.	Events of Default and Termination Events

(a)	Events of Default.  The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any of the following events constitutes an event of default (an "Event of Default") with respect to such party:-

	(i)	Failure to Pay or Deliver.  Failure by the party to make,
when due, any payment under this Agreement or delivery under
Section 2(a)(i) or 2(e) required to be made by it if such failure is not remedied on or before the third Local Business Day after notice of such failure is given to the party;

	(ii)	Breach of Agreement.  Failure by the party to comply with or perform any agreement or obligation (other than an obligation to make any payment under this Agreement or delivery under Section
2(a)(i) or 2(e) or to give notice of a Termination Event or any agreement or obligation under Section 4(a)(i), 4(a)(iii) or 4(d)) to be complied with or performed by the party in accordance with this Agreement if such failure is not remedied on or before the thirtieth day after notice of such failure is given to the party;

	(iii)	Credit Support Default.

(1)	Failure by the party or any Credit Support Provider of
such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;

(2)	the expiration or termination of such Credit Support
Document or the failing or ceasing of such Credit Support Document to be in full force and effect for the purpose of this Agreement (in either case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each Transaction to which such Credit Support Document relates without the written consent of the other party; or

(3)	the party or such Credit Support Provider disaffirms,
disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such Credit Support Document;

(iv)	Misrepresentation.  A representation (other than a
representation under Section 3(e) or (f) made or repeated or deemed to have been made or repeated by the party or any Credit Support Provider of such party in this Agreement or any Credit Support Document proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;

(v)	Default under Specified Transaction.  The party, any Credit
Support Provider of such party or any applicable Specified Entity of such party (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction, (2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least three Local Business Days if there is no applicable notice requirement or grace period) or (3) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

(vi)	Cross Default.  If "Cross Default" is specified in the
Schedule as applying to the party, the occurrence or existence of
(1) a default, event of default or other similar condition or event (however described) in respect of such party, any Credit Support Provider of such party or any applicable Specified Entity of such party under one or more agreements or instruments relating to Specified Indebtedness of any of them (individually or collectively) in an aggregate amount of not less than the applicable Threshold Amount (as specified in the Schedule) which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments, before it would otherwise have been due and payable or (2) a default by such party, such Credit Support Provider or such Specified Entity (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than the applicable Threshold Amount under such agreements or instruments (after giving effect to any applicable notice requirement or grace period);

(vii)	Bankruptcy.  The party, any Credit Support Provider of such
party or any applicable Specified Entity of such party:-

	(1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses
(1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

(viii)	Merger Without Assumption.  The party or any Credit
Support Provider of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer:-

	(1)	the resulting, surviving or transferee entity fails to
assume all the obligations of such party or such Credit
Support Provider under this Agreement or any Credit Support
Document to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other party to this Agreement; or

	(2)	the benefits of any Credit Support Document fail to
extend (without the consent of the other party) to the performance by such resulting, surviving or transferee entity of its obligations under this Agreement.

(b)	Termination Events.  The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any event specified below constitutes an Illegality if the event is specified in (i) below, a Tax Event if the event is specified in (ii) below or a Tax Event Upon
Merger if the event is specified in (iii) below, and, if specified to be applicable, a Credit Event Upon Merger if the event is specified pursuant to (iv) below or an Additional Termination Event if the event is specified pursuant to (v) below:-

	(i)	Illegality.  Due to the adoption of, or any change in, any
applicable law after the date on which a Transaction is entered into, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after such date, it becomes unlawful (other than as a result of a breach by the party of Section 4(b)) for such party (which will be the Affected
Party):-

(1)	to perform any absolute or contingent obligation to
make a payment or delivery or to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or

(2)	to perform,, or for any Credit Support Provider of
such party to perform, any contingent or other obligation which the party (or such Credit Support Provider) has under any Credit Support Document relating to such Transaction;

	(ii)	Tax Event.  Due to (x) any action taken by a taxing
authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (y) a Change in Tax Law, the party (which will be the Affected Party) will, or there is a substantial likelihood that it will, on the next succeeding Scheduled Payment Date (1) be required to pay to the other party an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) and no additional amount is required to be paid in respect of such Tax under Section 2(d)(i)(4) (other than by reason of Section 2(d)(i)(4)(A) or (B));

	(iii)	Tax Event Upon Merger.  The party (the "Burdened Party") on
the next succeeding Scheduled Payment Date will either (1) be required to pay an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount has been deducted or withheld for or on account of any Indemnifiable Tax in respect of which the other party is not required to pay an additional amount (other than by reason of Section 2(d)(i)(4)(A) or (B)), in either case as a result of a party consolidating or amalgamating with, or merging with or into, or transferring all or substantially all its assets to, another entity (which will be the Affected Party) where such action does not constitute an event described in Section
5(a)(viii);

	(iv)	Credit Event Upon Merger.  If "Credit Event Upon Merger" is
specified in the Schedule as applying to the party, such party
("X"), any Credit Support Provider of X or any applicable
Specified Entity of X consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and such action does not constitute an event described in Section 5(a)(viii) but the creditworthiness of the resulting, surviving or transferee entity is materially weaker than that of X, such Credit Support Provider or such Specified
Entity, as the case may be, immediately prior to such action (and, in such event, X or its successor or transferee, as appropriate, will be the Affected Party); or

	(v)	Additional Termination Event.  If any "Additional
Termination Event" is specified in the Schedule or any Confirmation as applying, the occurrence of such event (and, in such event, the Affected Party or Affected Parties shall be as specified for such Additional Termination Event in the Schedule or such Confirmation).

(c)	Event of Default and Illegality.  If an event or circumstance which would otherwise constitute or give rise to an Event of Default also constitutes an Illegality, it will be treated as an Illegality and will not constitute an Event of Default.

6.	Early Termination

(a)	Right to Terminate Following Event of Default.  If at any time an
Event of Default with respect to a party (the "Defaulting Party") has occurred and is then continuing, the other party (the "Non-defaulting Party") may, by not ore than 20 days notice to the Defaulting Party specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all outstanding Transactions. If, however, "Automatic Early Termination" is specified in the Schedule as applying to a party, then an Early Termination Date in respect of all outstanding Transactions will occur immediately upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(1), (3), (5), (6) or, to the extent analogous thereto, (8), and as of the time immediately preceding the institution of the relevant proceeding or the presentation of the relevant petition upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(4) or, to the extent analogous thereto, (8).

(b)	Right to Terminate Following Termination Event.

	(i)	Notice.  If a Termination Event occurs, an Affected Party
will, promptly upon becoming aware of it, notify the other party, specifying the nature of that Termination Event and each Affected
Transaction and will also give such other information about that Termination Event as the other party may reasonably require.

	(ii)	Transfer to Avoid Termination Event.  If either an
Illegality under Section 5(b)(i)(2) or a Tax Event occurs and there is only one Affected Party, or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party, the Affected Party will, as a condition to its right to designate an Early Termination Date under Section 6(b)(iv), use all reasonable efforts (which will not require such party to incur a loss, excluding immaterial, incidental expenses) to transfer within 20 days after it gives notice under Section 6(b)(i) all its rights and obligations under this Agreement in respect of the Affected Transactions to another of its Offices or Affiliates so that such Termination Event ceases to exist.

	If the Affected Party is not able to make such a transfer it will give notice to the other party to that effect within such 20 day period, whereupon the other party may effect such a transfer within 30 days after the notice is given under Section 6(b)(i).

	Any such transfer by a party under this Section 6(b)(ii) will be subject to and conditional upon the prior written consent of the other party, which consent will not be withheld if such other party's policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed.

	(iii)	Two Affected Parties.  If an Illegality under Section
5(b)(i)(1) or a Tax Event occurs and there are two Affected
Parties, each party will use all reasonable efforts to reach agreement within 30 days after notice thereof is given under
Section 6(b)(i) on action to avoid that Termination Event.

	(iv)	Right to Terminate.  If:-

	(1)	a transfer under Section 6(b)(ii) or an agreement
under Section 6(b)(iii), as the case may be, has not been effected with respect to all Affected Transactions within 30 days after an Affected Party gives notice under Section
6(b)(i); or

		(2)	an Illegality under Section 5(b)(i)(2), a Credit Event
Upon Merger or an Additional Termination Event occurs, or a Tax
Event Upon Merger occurs and the Burdened Party is not the Affected Party,

either party in the case of an Illegality, the Burdened Party in the case of a Tax Event Upon Merger, any Affected Party in the case of a Tax Event or an Additional Termination Event if there is more than one Affected Party, or the party which is not the Affected Party in the case of a Credit Event Upon Merger or an Additional Termination Event if there is only one Affected Party may, by not more than 20 days notice to the other party and provided that the relevant Termination Event is then continuing, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions.

(c)	Effect of Designation.

	(i)	If notice designating an Early Termination Date is given
under Section 6(a) or (b), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default or Termination Event is then continuing.

	(ii)	Upon the occurrence or effective designation of an Early
Termination Date, no further payments or deliveries under Section
2(a)(i) or 2(e) in respect of the Terminated Transactions will be required to be made, but without prejudice to the other provisions of this Agreement. The amount, if any, payable in respect of an Early Termination Date shall be determined pursuant to Section
6(e).

(d)	Calculations.

	(i)	Statement.  On or as soon as reasonably practicable
following the occurrence of an Early Termination Date, each party will make the calculations on its part, if any, contemplated by
Section 6(e) and will provide to the other party a statement (1) showing, in reasonable detail, such calculations (including all relevant quotations and specifying any amount payable under
Section 6(e)) and (2) giving details of the relevant account to which any amount payable to it is to be paid. In the absence of written confirmation from the source of a quotation obtained in determining a Market Quotation, the records of the party obtaining such quotation will be conclusive evidence of the existence and accuracy of such quotation.

	(ii)	Payment Date.  An amount calculated as being due in respect
of any Early Termination Date under Section 6(e) will be payable on the day that notice of the amount payable is effective (in the case of an Early Termination Date which is designated or occurs as a result of an Events of Default) and on the day which is two
Local Business Days after the day on which notice of the amount payable is effective (in the case of an Early Termination Date which is designated as a result of a Termination Event). Such amount will be paid together with (to the extent permitted under applicable law) interest thereon (before as well as after judgment) in the Termination Currency, from (and including) the relevant Early Termination Date to (but excluding) the date such amount is paid, at the Applicable Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed.

(e)	Payments on Early Termination.  If an Early Termination Date
occurs, the following provisions shall apply based on the parties' election in the Schedule of a payment measure, either "Market Quotation" or "Loss", and a payment method, either the "First Method" or the "Second Method". If the parties fail to designate a payment measure or payment method in the Schedule, it will be deemed that "Market Quotation" or the "Second Method", as the case may be, shall apply. The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.

	(i)	Events of Default.  If the Early Termination Date results
from an Event of Default:-

	(1)	First Method and Market Quotation.  If the First
Method and Market Quotation apply, the Defaulting Party will pay to the Non-defaulting Party the excess, if a positive number, of (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party over (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party.

(2)	First Method and Loss.  If the First Method and Loss
apply, the Defaulting Party will pay to the Non-defaulting
Party, if a positive number, the Non-defaulting Party's Loss in respect of this Agreement.

(3)	Second Method and Market Quotation.  If the Second
Method and Market Quotation apply, an amount will be payable equal to (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party less (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

(4)	Second Method and Loss.  If the Second Method and Loss
apply, an amount will be payable equal to the Non-defaulting Party's Loss in respect of this Agreement. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

(ii)	Termination Events.  If the Early Termination Date results
from a Termination Event:-

	(1)	One Affected Party.  If there is one Affected Party,
the amount payable will be determined in accordance with
Section 6(e)(i)(3), if Market Quotation applies, or Section
6(e)(i)(4), if Loss applies, except that, in either case, references to the Defaulting Party and to the Non-defaulting
Party will be deemed to be references to the Affected Party and the party which is not the Affected Party, respectively, and, if Loss applies and fewer than all the Transactions are being terminated, Loss shall be calculated in respect of all Terminated Transactions.

	(2)	Two Affected Parties.  If there are two Affected
Parties:-

	(A)	if Market Quotation applies, each party will
determine a Settlement Amount in respect of the Terminated Transactions, and an amount will be payable equal to (I) the sum of (a) one-half of the difference between the Settlement Amount of the party with the higher Settlement Amount ("X") and the Settlement
Amount of the party with the lower Settlement Amount
("Y") and (b) the Termination Currency Equivalent of the Unpaid Amounts owing to X less (II) the Termination Currency Equivalent of the Unpaid Amounts owing to Y; and

	(B) 	if Loss applies, each party will determine its
Loss in respect of this Agreement (or, if fewer than all the Transactions are being terminated, in respect of all Terminated Transactions) and an amount will be payable equal to one-half of the difference between the Loss of the party with the higher Loss ("X") and the Loss of the party with the lower Loss ("Y").

	If the amount payable is a positive number, Y will pay it to X; if it is a negative number, X will pay the absolute value of that amount to Y.

(iii)	Adjustment for Bankruptcy.  In circumstances where an Early
Termination Date occurs because "Automatic Early Termination" applies in respect of a party, the amount determined under this
Section 6(e) will be subject to such adjustments as are appropriate and permitted by law to reflect any payments or deliveries made by one party to the other under this Agreement
(and retained by such other party) during the period from the relevant Early Termination Date to the date for payment determined under Section 6(d)(ii).

(iv)	Pre-Estimate.  The parties agree that if Market Quotation
applies an amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and the loss of protection against future risks and except as otherwise provided in this Agreement neither party will be entitled to recover any additional damages as a consequence of such losses.

7.	Transfer

Subject to Section 6(b)(ii), neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that:-

(a)	a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement); and

(b)	a party may make such a transfer of all or any part of its
interest in any amount payable to it from a Defaulting Party under Section 6(e).

Any purported transfer that is not in compliance with this Section will be void.

(a)	Payment in the Contractual Currency.  Each payment under
this Agreement will be made in the relevant currency specified in this Agreement for that payment (the "Contractual Currency"). To the extent permitted by applicable law, any obligation to make payments under this Agreement in the Contractual Currency will not be discharged or satisfied by any tender in any currency other than the Contractual Currency, except to the extent such tender results in the actual receipt by the party to which payment is owed, acting in a reasonable manner and in good faith in converting the currency so tendered into the Contractual Currency, of the full amount in the Contractual Currency of all amounts payable in respect of this Agreement. If for any reason the amount in the Contractual Currency so received falls sort of the amount in the Contractual Currency payable in respect of this Agreement, the party required to make the payment will, to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall. If for any reason the amount in the Contractual Currency so received exceeds the amount in the Contractual Currency payable in respect of this Agreement, the party receiving the payment will refund promptly the amount of such excess.

(b)	Judgments.  To the extent permitted by applicable law, if
any judgment or order expressed in a currency other than the Contractual Currency is rendered (i) for the payment of any amount owing in respect of this Agreement, (ii) for the payment of any amount relating to any early termination in respect of this Agreement or (iii) in respect of a judgment or order of another court for the payment of any amount described in (i) or (ii) above, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the other party the amount of any shortfall of the Contractual Currency received by such party as a consequence of sums paid in such other currency and will refund promptly to the other party any excess of the Contractual Currency received by such party as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which such party is able, acting in a reasonable manner and in good faith in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by such party. The term "rate of exchange" includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

(c)	Separate Indemnities.  To the extent permitted by applicable law, these indemnities constitute separate and independent obligations from the other obligations in this Agreement, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the party to which any payment is owed and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement.

(d)	Evidence of Loss.  For the purpose of this Section 8, it
will be sufficient for a party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

9.	Miscellaneous

(a)	Entire Agreement.  This Agreement constitutes the entire
agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

(b)	Amendments.  No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.

(c)	Survival of Obligations.  Without prejudice to Sections
2(a)(iii) and 6(c)(ii), the obligations of the parties under this Agreement will survive the termination of any Transaction.

(d)	Remedies Cumulative.  Except as provided in this Agreement,
the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

(e)	Counterparts and Confirmations.

	(i)	This Agreement (and each amendment, modification and waiver
in respect of it) may be executed and delivered in counterparts
(including by facsimile transmission), each of which will be deemed an original.

(ii)	The parties intend that they are legally bound by the terms
of each Transaction from the moment they agree to those terms (whether orally or otherwise). A Confirmation shall be entered into as soon as practicable and may be executed and delivered in counterparts (including by facsimile transmission) or be created by an exchange of telexes or by an exchange of electronic messages on an electronic messaging system, which in each case will be sufficient for all purposes to evidence a binding supplement to this Agreement. The parties will specify therein or through another effective means that any such counterpart, telex or electronic message constitutes a Confirmation.

(f)	No Waiver of Rights.  A failure or delay in exercising any
right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

(g)	Headings.  The headings used in this Agreement are for
convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

10.	Offices; Multibranch Parties

(a)	If Section 10(a) is specified in the Schedule as applying,
each party that enters into a Transaction through an Office other than its head or home office represents to the other party that, notwithstanding the place of booking office or jurisdiction of incorporation or organisation of such party, the obligations of such party are the same as if it had entered into the Transaction through its head or home office. This representation will be deemed to be repeated by such party on each date on which a Transaction is entered into.

(b)	Neither party may change the Office through which it makes
and receives payments or deliveries for the purpose of a Transaction without the prior written consent of the other party.

(c)	If a party is specified as a Multibranch Party in the
Schedule, such Multibranch Party may make and receive payments or deliveries under any Transaction through any Office listed in the Schedule, and the Office through which it makes and receives payments or deliveries with respect to a Transaction will be specified in the relevant Confirmation.

11.	Expenses

A Defaulting Party will, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees and Stamp Tax, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement or any Credit Support Document to which the Defaulting Party is a party or by reason of the early termination of any Transaction, including, but not limited to, costs of collection.

12.	Notices

(a)	Effectiveness.  Any notice or other communication in respect of this Agreement may be given in any manner set forth below (except that a notice or other communication under Section 5 or 6 may not be given by facsimile transmission or electronic messaging system) to the address or number or in accordance with the electronic messaging system details provided (see the Schedule) and will be deemed effective as indicated:-

	(i)	if in writing an delivered in person or by courier, on the
date it is delivered;

	(ii)	if sent by telex, on the date the recipient's answerback is
received;

(iii)	if sent by facsimile transmission, on the date that
transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender's facsimile machine);

(iv)	if sent by certified or registered mail (airmail, if
overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; or

	(v)	if sent by electronic messaging system, on the date that
electronic message is received,

unless the date of delivery (or attempted delivery) or that receipt, as applicable, is not a Local Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Local Business Day.

(b)	Change of Addresses.  Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system details at which notices or other communications are to be given to it.

13.	Governing Law and Jurisdiction

(a)	Governing Law.  This Agreement will be governed by and construed in accordance with the law specified in the Schedule.

(b)	Jurisdiction.  With respect to any suit, action or proceedings relating to this Agreement ("Proceedings"), each party irrevocably:-

(i)	submits to the jurisdiction of the English courts, if this
Agreement is expressed to be governed by English law, or to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City, if this Agreement is expressed to be governed by the laws of the State of New York; and

(ii)	waives any objection which it may have at any time to the
laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.

Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction (outside, if this Agreement is expressed to be governed by English law, the Contracting States, as defined in Section 1(3) of the Civil Jurisdiction and Judgments Act of 1982 or any modification, extension or re-enactment thereof for the time being in force) nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

(c)	Service of Process.  Each party irrevocably appoints the Process
Agent (if any) specified opposite its name in the Schedule to receive, for it and on its behalf, service of process in any Proceedings. If for any reason any party's Process Agent is unable to act as such, such party will promptly notify the other party and within 30 days appoint a substitute process agent acceptable to the other party. The parties irrevocably consent to service of process given in the manner provided for notices in Section 12. Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by law.

(d)	Waiver of Immunities.  Each party irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.

14.	Definitions

As used in this Agreement:-

"Additional Termination Event" has the meaning specified in Section
5(b).

"Affected Party" has the meaning specified in Section 5(b).

"Affected Transactions" means (a) with respect to any Termination Event consisting of an Illegality, Tax Event or Tax Event Upon Merger, all Transactions affected by the occurrence of such Termination Event and
(b) with respect to any other Termination Event, all Transactions.

"Affiliate" means, subject to the Schedule, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, "control" of any entity or person means ownership of a majority of the voting power of the entity or person.

"Applicable Rate" means:-

(a)	in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii) by a Defaulting Party, the Default
Rate;

(b)	in respect of an obligation to pay an amount under Section 6(e) of either party from and after the date (determined in accordance with Section 6(d)(ii) on which that amount is payable, the Default Rate;

(c)	in respect of all other obligations payable or deliverable (or which would have been but for Section 2(a)(iii) by a Non-defaulting Party, the Non-default Rate; and

(d)	in all other cases, the Termination Rate.

"Burdened Party" has the meaning specified in Section 5(b).

"Change in Tax Law" means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) that occurs on or after the date on which the relevant Transaction is entered into.

"consent" includes a consent, approval, action, authorisation, exemption, notice, filing, registration or exchange control consent.

"Credit Event Upon Merger" has the meaning specified in Section 5(b).

"Credit Support Document" means any agreement or instrument that is specified as such in this Agreement.

"Credit Support Document" means any agreement or instrument that is specified as such in this Agreement.

"Credit Support Provider" has the meaning specified in the Schedule.

"Default Rate" means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by
it) if it were to fund or of funding the relevant amount plus 1% per annum.

"Defaulting Party" has the meaning specified in Section 6(a).

"Early Termination Date" means the date determined in accordance with
Section 6(a) or 6(b)(iv).

"Event of Default" has the meaning specified in Section 5(a) and, if applicable, in the Schedule.

"Illegality" has the meaning specified in Section 5(b).

"Indemnifiable Tax" means any Tax other than a Tax that would not be imposed in respect of a payment under this Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or a person related to such recipient (including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having been organised, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or a Credit Support Document.

"law" includes any treaty, law, rule or regulation (as modified, in the case of tax matters, by the practice of any relevant governmental revenue authority) and "lawful" and "unlawful" will be construed accordingly.

"Local Business Day" means, subject to the Schedule, a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) (a) in relation to any obligation under Section 2(a)(i), in the place(s) specified in the relevant Confirmation or, if not so specified, as otherwise agreed by the parties in writing or determined pursuant to provisions contained or incorporated by reference, in this Agreement, (b) in relation to any other payment, in the place where the relevant account is located and, if different, in the principal financial centre, if any, of the currency of such payment, (c) in relation to any notice or other communication, including notice contemplated under Section 5(a)(i), in the city specified in the address for notice provided by the recipient and, in the case of a notice contemplated by Section 2(b), in the place where the relevant new account is to be located and (d) in relation to Section 5(a)(v)(2), in the relevant locations for performance with respect to such Specified Transaction.

"Loss" means, with respect to this Agreement or one or more Terminated Transactions, as the case may be, and a party, the Termination Currency Equivalent of an amount that party reasonably determines in good faith to be its total losses and costs (or gain, in which case expressed as a negative number) in connection with this Agreement or that Terminated Transaction or group of Terminated Transactions, as the case may be, including any loss of bargain, cost of funding or, at the election of such party but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position (or any gain resulting from any of them). Loss includes losses and costs (or gains) in respect of any payment or delivery required to have been made (assuming satisfaction of each applicable condition precedent) on or before the relevant Early Termination Date and not made, except, so as to avoid duplication, if
Section 6(e)(i)(1) or (3) or 6(e)(ii)(2)(A) applies. Loss does not include a party's legal fees and out-of-pocket expenses referred to under Section 11. A party will determine its Loss as of the relevant Early Termination Date, or, if that is not reasonably practicable, as of the earliest date thereafter as is reasonably practicable. A party may (but need not) determine its Loss by reference to quotations of relevant rates or prices from one or more leading dealers in the relevant markets.

"Market Quotation" means, with respect to one or more Terminated Transactions and a party making the determination, an amount determined on the basis of quotations from Reference Market-makers. Each quotation will be for an amount, if any, that would be paid to such party (expressed as a negative number) or by such party (expressed as a positive number) in consideration of an agreement between such party (taking into account any existing Credit Support Document with respect to the obligations of such party) and the quoting Reference Market-maker to enter into a transaction (the "Replacement Transaction") that would have the effect of preserving for such party the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date. For this purpose, Unpaid Amounts in respect of the Terminated Transaction or group of Terminated Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included. The Replacement Transaction would be subject to such documentation as such party and the Reference Market-maker may, in good faith, agree. The party making the determination (or its agent) will request each Reference Market-maker to provide its quotation to the extent reasonably practicable as of the same day and time (without regard to different time zones) on or as soon as reasonably practicable after the relevant Early Termination Date.
The day and time as of which those quotations are to be obtained will be selected in good faith by the party obligated to make a determination under Section 6(e), and, if each party is so obliged, after consultation with the other. If more than three quotations are provided, the Market Quotation will be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values. If exactly three such quotations are provided, the Market Quotation will be the quotation remaining after disregarding the highest and lowest quotations. For this purpose, if more than one quotation has the same highest value or lowest value, then one of such quotations shall be disregarded. If fewer than three quotations are provided, it will be deemed that the Market Quotation in respect of such Terminated Transaction or group of Terminated Transactions cannot be determined.

"Non-default Rate" means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the Non-defaulting party (as certified by it) if it were to fund the relevant amount.

"Non-defaulting Party" has the meaning specified in Section 6(a).

"Office" means a branch or office of a party, which may be such party's head or home office.

"Potential Event of Default" means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

"Reference Market-makers" means four leading dealers in the relevant market selected by the party determining a Market Quotation in good faith (a) from among dealers of the highest credit standing which satisfy all the criteria that such party applies generally at the time in deciding whether to offer or to make an extension of credit and (b) to the extent practicable, from among such dealers having an office in the same city.

"Relevant Jurisdiction" means, with respect to a party, the jurisdictions (a) in which the party is incorporated, organised, managed and controlled or considered to have its seat, (b) where an Office through which the party is acting for purposes of this Agreement is located, (c) in which the party executes this Agreement and (d) in relation to any payment, from or through which such payment is made.

"Scheduled Payment Date" means a date on which a payment or delivery is to be made under Section 2(a)(i) with respect to a Transaction.

"Set-off" means set-off, offset, combination of accounts, right of retention or withholding or similar right or requirement to which the payer of an amount under Section 6 is entitled or subject (whether arising under this Agreement, another contract, applicable law or otherwise) that is exercised by, or imposed on, such payer.

"Settlement Amount" means, with respect to a party and any Early
Termination Date, the sum of:-

(a)	the Termination Currency Equivalent of the Market Quotations
(whether positive or negative) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation is determined; and

(b)	such party's Loss (whether positive or negative and without
reference to any Unpaid Amounts) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation cannot be determined or would not (in the reasonable belief of the party making the determination) produce a commercially reasonable result.

"Specified Entity" has the meaning specified in the Schedule.

"Specified Indebtedness" means, subject to the Schedule, any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.

"Specified Transaction" means, subject to the Schedule , (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or nay other similar transaction (including any option with respect to any of these transactions), (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.

"Stamp Tax" means any stamp, registration, documentation or similar tax.

"Tax" means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement other than a stamp, registration, documentation or similar tax.

"Tax Event" has the meaning specified in Section 5(b).

"Tax Event Upon Merger" has the meaning specified in Section 5(b).

"Terminated Transactions" means with respect to any Early Termination Date (a) if resulting from a Termination Event, all Affected
Transactions and (b) if resulting from an Event of Default, all Transactions (in either case) in effect immediately before the effectiveness of the notice designating that Early Termination Date (or, if "Automatic Early Termination" applies, immediately before that Early Termination Date).

"Termination Currency" has the meaning specified in the Schedule.

"Termination Currency Equivalent" means, in respect of any amount denominated in the Termination Currency, such Termination Currency amount and, in respect of any amount denominated in a currency other than the Termination Currency (the "Other Currency"), the amount in the Termination Currency determined by the party making the relevant determination as being required to purchase such amount of such Other Currency as at the relevant Early Termination Date, or, if the relevant Market Quotation or Loss (as the case may be), is determined as of a later date, that later date, with the Termination Currency at the rate equal to the spot exchange rate of the foreign exchange agent (selected as provided below) for the purchase of such Other Currency with the Termination Currency at or about 11:00 a.m. (in the city in which such foreign exchange agent is located) on such date as would be customary for the determination of such a rate for the purchase of such Other Currency for value on the relevant Early Termination Date or that later date. The foreign exchange agent will, if only one party is obliged to make a determination under Section 6(e), be selected in good faith by that party and otherwise will be agreed by the parties.

"Termination Event" means an Illegality, a Tax Event or a Tax Event Upon Merger or, if specified to be applicable, a Credit Event Upon Merger or an Additional Termination Event.

"Termination Rate means a rate per annum equal to the arithmetic mean of the cost (without proof or evidence of any actual cost) to each party (as certified by such party) if it were to fund or of funding such amounts.

"Unpaid Amounts" owing to any party means, with respect to an Early Termination Date, the aggregate of (a) in respect of all Terminated Transactions, the amounts that became payable (or that would have become payable but for Section 2(a)(iii)) to such party under Section 2(a)(i) on or prior to such Early Termination Date and which remain unpaid as at such Early Termination Date and (b) in respect of each Terminated Transaction, for each obligation under Section 2(a)(i) which was (or would have been but for Section 2(a)(iii) required to be settled by delivery to such party on or prior to such Early Termination Date and which has not been so settled as at such Early Termination Date, an amount equal to the fair market value of that which was (or would have been) required to be delivered as of the originally scheduled date for delivery, in each case together with (to the extent permitted under applicable law) interest, in the currency of such amounts, from (and including) the date such amounts or obligations were or would have been required to have been paid or performed to (but excluding) such Early Termination Date, at the Applicable Rate. Such amounts of interest will be calculated on the basis of daily compounding and the actual number of days elapsed. The fair market value of any obligation referred to in clause (b) above shall be reasonably determined by the party obliged to make the determination under Section 6(e) or, if each party is so obliged, it shall be the average of the Termination Currency Equivalents of the fair market values reasonably determined by both parties.
IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

Deutsche Bank AG,				MBNA Master Credit Card Trust II
New York Branch				The Bank of New York
             (Name of Party)				                (Name of
Party)
						solely in its capacity as trustee
						and not in its individual capacity.


By /s/ Dale F. Oberst				By /s/ Joseph G. Ernst
	Name:  Dale F. Oberst				Name:  Joseph G. Ernst
	Title:  Assistant Vice President			Title:  Assistant
Vice President


By. /s/ John S. McGill_________
	Name:  John S. McGill
	Title:	Vice President

	EXECUTION COPY



SCHEDULE
to the
Master Agreement
dated as of June 18, 1997
between
DEUTSCHE BANK AG, NEW YORK BRANCH ("Party A"),

and

THE BANK OF NEW YORK (the "Trustee")
acting as trustee for
The MBNA MASTER CREDIT CARD TRUST II ("Party B"), a trust formed pursuant to a pooling and servicing agreement dated as of August 4, 1994 (as amended and supplemented from time to time, the "Pooling and Servicing Agreement"), as supplemented by the Series 1997-F Supplement dated as of June 18, 1997, each between MBNA America Bank, National Association, as Seller and Servicer, and the Trustee (the Pooling and Servicing Agreement, as so supplemented, the "Trust Agreement").


Part 1. Termination Provisions

In this Agreement:

(a)	"Specified Entity" shall not apply for purposes of this Agreement.

(b)	"Specified Transaction" will have the meaning specified in Section
14 of this Agreement.

(c)	The "Breach of Agreement" provisions of Section 5(a)(ii), the
"Misrepresentation" provisions of Section 5(a)(iv), the "Default under Specified Transaction" provisions of Section 5(a)(v), the "Cross Default" provisions of Section 5(a)(vi), the "Merger
Without Assumption" provisions of Section 5(a)(viii), the "Tax
Event" provisions of Section 5(b)(ii), "Tax Event Upon Merger" provisions of Section 5(b)(iii), and the "Credit Event Upon
Merger" provisions of Section 5(b)(iv), and, to the extent of any Payment Carryforward Event set forth in the applicable
Confirmation, the "Failure to Pay or Deliver" provisions of
Section 5(a)(i) will not apply to Party A and will not apply to Party B. Solely with respect to payments required to be made by Party A relating to the Rapid Accumulation Period, the word
"third" in the final line of Section 5(a)(i) shall be replaced with "12:00 noon of the first".

(d)	The "Automatic Early Termination" provisions of Section 6(a) will not apply to Party A and will not apply to Party B.

(e)	Payments on Early Termination.  For the purpose of Section 6(e) of this Agreement, Market Quotation and the Second Method will apply; provided, however, that in the case of an Event of Default with respect to Party A as the Defaulting Party or a Termination Event with respect to Party A as the Affected Party, the related
Settlement Amount, if negative, will be deemed to be zero if the Market Quotation cannot be determined.

(f)	Market Quotation.  Notwithstanding anything to the contrary in the definition of Market Quotation in Section 14, in the case of an Event of Default with respect to Party A as the Defaulting Party or a Termination Event with respect to Party A as the Affected
Party, the Market Quotation, if negative, will be deemed to be the negative quotation, if any, with the highest absolute value received from any Reference Market-maker, even if only one quotation is provided, with which Party B is able, using its best efforts, to enter into a Replacement Transaction even if Party B reasonably believes such Market Quotation would not produce a commercially reasonable result.

(g)	"Reference Market-maker" will not have the meaning specified in
Section 14, but will instead mean the following:

		"Reference Market-maker" means five leading dealers in the relevant market selected by the party determining the Market
Quotation in good faith (a) from among dealers which are rated not lower than investment grade by S&P and Moody's which satisfy the criteria that such party applies generally at that time in deciding whether to offer or make an extension of credit and (b) to the extent practicable, from among dealers having an office in the same city.

(h)	"Termination Currency" means United States Dollars ("USD").

Part 2. Tax Representations.

(a)	Payer Tax Representations.  For the purpose of Section 3(e) of this Agreement, Party A and Party B will each make the following representation:

	It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Sections 2(e), 6(d)(ii) and 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representation made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) and 4(a)(iii) of this Agreement; and
(iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form of document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)	Payee Representations.  For the purpose of Section 3(f) of this
Agreement, Party A represents that either (i) it is wholly exempt from deduction or withholding of Tax imposed by the United States or any political subdivision or taxing authority thereof or therein with respect to all amounts to be made in connection with this Agreement because of an applicable tax treaty to which the United States is a party, or (ii) each payment received or to be received by it in connection with this Agreement will be effectively connected with its conduct of a trade or business in the United States.

Part 3.  Agreement to Deliver Documents.

	For the purpose of Sections 3(d), 4(a)(i) and (ii) of this Agreement, each party agrees to deliver the following documents, as applicable:

	(a)	Tax forms, documents or certificates to be delivered are:

Party required to deliver document-

Form/Document/Certificate-
Date by which
to be delivered-Covered by Section 3(d) Representation
Party B-Any form or document that may be reasonably requested, and that Party B is eligible to provide, in order to allow the requesting party to make a payment without (or with reduced) withholding Tax.-Promptly upon reasonable demand by the other party.-Yes
Party A-Two accurate and completed signed copies of Internal Revenue Service Form 4224, and all other related forms (including any certificate with respect thereto) as Party B may reasonably request.- Within 30 days of the execution and delivery of this Agreement, but in no event later than the date of the first payment made by Party B to Party A in connection with the Agreement and additionally, prior to the date on which the first payment is to be made by Party B, with respect to each succeeding calendar year; and within the earlier of (i) 30 days of a change in circumstances that renders the forms previously delivered to Party B inaccurate or incomplete in any material respect or (ii) the first Party B Floating Amount Payment Date which falls after a change in circumstances that renders the forms previously delivered to Party B inaccurate or incomplete in any material respect.-Yes

	(b)	Other documents to be delivered are:

Party required to deliver document-
Form/Document/Certificate-
Date by which to be delivered-Covered by Section 3(d)
Party A-Opinions of counsel for Party A substantially in the form of Exhibit A and Exhibit B to this Schedule-Upon execution of this Agreement-Yes
Party A-An incumbency certificate with respect to the signatories of this Agreement-Upon execution of this Agreement-Yes
Party B-An opinion of counsel for Party B substantially in the form of Exhibit C to this Schedule-Upon execution of this Agreement-Yes
Party B-An incumbency certificate with respect to the signatory of this Agreement-Upon execution of this Agreement-Yes
Party B-Documentary evidence of authority of The Bank of New York, as Trustee, to act on behalf of Party B-Upon execution of this Agree-ment-Yes

Part 4. Miscellaneous.

(a)	Addresses for Notices.  For the purpose of Section 12(a):

	Address for notices or communications to Party A:

	Address:	Deutsche Bank AG,
			  New York Branch
			31 West 52nd Street
			New York, New York 10019

			Attention:	Greg Williams

			Telephone No.:  (212) 469-7645

			Facsimile No.:  (212) 469-7875

	For all purposes.

	Address for notices or communications to Party B:

	Address:	MBNA Master Credit Card Trust II
			c/o The Bank of New York, as Trustee
			101 Barclay Street
			New York, NY 10286

			Attention:	Joseph G. Ernst

			Telephone No.:        (212) 815-5732

			Facsimile No.:        (212) 815-5999

	with a copy to:

			MBNA Master Credit Card Trust II
			MBNA America Bank, National Association,
				as Servicer
			Securitizations
			Wilmington, DE 19884-0760

			Attention:	Michelle Dumont

			Telephone No.: 	(302) 457-0146

			Facsimile No.: 	(302) 457-0056

	For all purposes.

(b)	Process Agent.  For the purpose of Section 13(c):

	Party A appoints as its Process Agent: 	Not applicable.

	Party B appoints as its Process Agent:	Not applicable.

(c)	Offices.  The provisions of Section 10(a) will apply to this
Agreement.

(d)	Multibranch Party.  For the purpose of Section 10(c) of this
Agreement.

	Party A is not a Multibranch Party.

	Party B is not a Multibranch Party.

(e)	Calculation Agent.  The Calculation Agent is the Trustee, unless otherwise specified in a Confirmation in relation to the relevant
Transaction.

(f)	Credit Support Document.  Details of any Credit Support Document:

	In the case of Party A: Not applicable.

	In the case of Party B: Not applicable.

(g)	Credit Support Provider.

	In relation to Party A: Not applicable

	In relation to Party B: Not applicable

(h)	Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine but without prejudice to the provisions of Section 5-1401 of the General Obligations Law of the State of New York).

(i)	Netting of Payments.  Subparagraph (ii) of Section 2(c) of this
Agreement will apply to any of the Transactions, except that it will not apply to payments by each Party to the other if Party B so notifies Party A ten (10) days in advance of the date such Payments are due.

(j)	"Affiliate" will have the meaning specified in Section 14 of this
Agreement, except that with respect to Party B there shall be deemed to be no Affiliates.

Part 5. Other Provisions.

(a)	Confirmation.  Each Confirmation supplements, forms part of, and will be read and construed as one with, this Agreement. A form of Confirmation is set forth as Exhibit D hereto.

(b)	Waiver of Trial By Jury.  Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter this Agreement by, among other things, the mutual waivers and certifications in this Section.

(c)	Non-Petition.  Party A hereby agrees that it will not bring any action (whether in bankruptcy or otherwise) against Party B in any court prior to the date which is one year and one day after all Investor Certificates (as such term is defined in the Pooling and Servicing Agreement), including all collateral interests and class
C interests, of Party B have been paid in full.

(d)	Assignment.  In the event the long-term debt obligations of Party
A are lowered to below the category of BBB- by Standard & Poor's
Corporation ("S&P") or Baa3 by Moody's Investor Services
("Moody's") or such rating agencies' then equivalent ratings, or such ratings are withdrawn by either S&P or Moody's, Party A shall assign and delegate its rights and obligations under any Transaction to a replacement counterparty, subject to the prior written direction of Party B.

(e)	Provision for Payments from Party B.  Notwithstanding anything contained in this Agreement to the contrary, any amount required to be paid by Party B pursuant to this Agreement will be payable only to the extent provided in subsections 4.09(a)(ii) and 4.11(l) of the Trust Agreement (as each such term is defined in the Confirmation). The Trustee shall not be required to expend or risk its own funds or otherwise incur any liability in connection with this Agreement, and Party A shall not bring any claim whatsoever against the Trustee in its individual capacity or against the assets of the Trustee (other than the assets of the Trust).

(f)	Definition of Trustee.  For purposes of this Agreement the term
"Trustee" shall mean The Bank of New York as trustee for Party B.

(g)	Relationship Between Parties.  Each party will be deemed to
represent to the other party on the date on which it enters into this Agreement that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary):

	(i) Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into this Agreement and as to whether this Agreement is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication
(written or oral) of the other party as investment advice or as a recommendation to enter into this Agreement; it being understood that information and explanations related to the terms and conditions of this Agreement shall not be considered investment advice or a recommendation to enter into this Agreement. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of this Agreement.

	(ii) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this Agreement. It is also capable of assuming, and assumes, the risks of this Agreement.

	(iii) Status of Parties. The other party is not acting as a fiduciary for or as adviser to it in respect of this Agreement.

(h)	Additional Amounts Payable to Party A.  In the event that the
Rapid Amortization Period commences as a result of a Trust Pay Out Event, on each Floating Rate Payer Payment Date during the Rapid Amortization Period, Party B shall pay to Party A, an amount equal to the sum of the monthly Settlement Amounts for each of the related Floating Rate Payer Payment Dates during the Rapid Amortization Period plus accrued interest thereon, compounded monthly, at a rate per annum equal to the Floating Rate Option plus the Floating Rate Spread for each of the related Floating
Rate Payer Payment Dates.  For purposes of determining the
Settlement Amount for each Floating Rate Payer Payment Date during the Rapid Amortization Period, the Terminated Transaction will be the amount by which the Floating Rate Notional Amount has been reduced since the preceding Floating Rate Payer Payment Date.

	The parties executing this Schedule have executed the Master Agreement and have agreed as to the contents of this Schedule.


					DEUTSCHE BANK AG,
					  NEW YORK BRANCH



					By: ______________________________
					Name:
					Title:



					By: ______________________________
					Name:
					Title:


					MBNA CREDIT CARD MASTER TRUST II
					THE BANK OF NEW YORK, solely in its
capacity as
					trustee and not in its individual capacity



					By: ____________________________________
					Name:	Joseph G. Ernst
					Title:	Assistant Vice President

	EXHIBIT A to Schedule

	[Form of Opinion of Counsel for
	Party A.]



	[date]
MBNA Credit Card Master Trust II
c/o The Bank of New York
101 Barclay Street
New York, New York 10286

Attention:	Joseph G. Ernst


Gentlemen:

	I have acted as counsel to Deutsche Bank AG, New York Branch ("Party A"), and am familiar with matters pertaining to the execution and delivery of the Master Agreement (the "Master Agreement") dated as of June 18, 1997 between Party A and The Bank of New York as Trustee for the MBNA Master Credit Card Trust II ("Party B"). The Master Agreement is to be supplemented by confirmations of swap transactions to be entered into by Party A and Party B from time to time (each a "Confirmation") and the Master Agreement, together with all such Confirmation, shall constitute one agreement.

	In connection with this opinion, I have examined or had examined on my behalf an executed copy of the Master Agreement and the form of Confirmation attached thereto, and certificates of public officials and officers of Party A and such other documents as I have deemed necessary or appropriate for the purposes of this opinion. In such opinion, I have assumed the genuineness of all the signatures, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified, conformed or photostatic copies. I have also assumed that each Confirmation will be in substantially the form of Exhibit D to the Master Agreement.

Based upon the foregoing, I am of the opinion that:

	1.	Party A is a branch duly licensed under the laws of the
State of New York of Deutsche Bank AG, a corporation duly organized and validly existing under the laws of the Federal Republic of Germany.

	2.	The execution, delivery and performance of the Master
Agreement and each Confirmation are within the corporate power of Party A, have been duly authorized by all necessary corporate action and do not, or, with respect to each Confirmation, will not, conflict with any provision of its articles of incorporation or by-laws.

	3.	The Master Agreement has been duly executed and delivered by
Party A and constitutes, and with respect to each Confirmation, upon due execution and delivery by Party A, will constitute, a legally valid and binding obligation of Party A, enforceable against it in accordance with its terms
(subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

	4.	To the best of my knowledge no consent, authorization,
license or approval of or registration or declaration with, any United States of America federal or New York governmental authority is required in connection with the execution, delivery and performance of the Master Agreement and each Confirmation by Party A.

	I am admitted to the bar of the State of New York. I express no opinion as to the laws of any jurisdiction other than (a) the laws of the State of New York, (b) United States federal laws and (c) the laws of the Federal Republic of Germany solely to the extent set forth in paragraphs (1) and (3) above and solely in reliance on consultations with, opinions of and information from the Central Legal Department of Deutsche Bank.

	This opinion is furnished to you only in connection with the transactions contemplated and is not to be used, circulated, quoted or otherwise referred to for any other purpose, provided that it may also be delivered to Deutsche Bank which may rely upon this opinion to the same extent as if such opinion were addressed to it. Except as expressly provided in this paragraph, no other person may rely on this opinion without my prior written consent.



EXHIBIT B to Schedule

[Form of Opinion of Foreign Counsel for Party A]



Ladies and Gentlemen:

	In our capacities as Counsel of Deutsche Bank AG, we have been asked to render the opinions expressed below with respect to the Master Agreement (the "Master Agreement") dated as of June 18, 1997 between Deutsche Bank AG, New York Branch (the "Branch") and The Bank of New York as trustee for the MBNA Master Credit Card Trust II ("Party B"), as supplemented by the Schedule and Confirmation thereto, each dated June 18, 1997 between the Branch and Party B (the Master Agreement as so supplemented is referred to herein as the "Agreement"). In connection therewith, we have examined the laws of the Federal Republic of Germany and such other documents and instruments as we have deemed necessary in order to render the opinions hereinafter set forth. We are qualified to practice law in the Federal Republic of Germany and we do not purport to be experts on, or to express any opinion herein concerning, any law other than the law of the Federal Republic of Germany.

Based upon and subject to the foregoing, we are of the opinion that:

	(i)	Deutsche Bank AG is a corporation duly organized and validly existing under the laws of the Federal Republic of Germany. Under such laws, Deutsche Bank AG has the corporate power and authority, acting through the Branch, to execute and deliver and to perform its obligations under the Agreement.

	(ii)	Assuming that the Agreement has been duly authorized and
issued by the Branch and constitutes a legal, valid and binding obligation under the laws of the State of New York, the Agreement constitutes a legal, valid and binding obligation of Deutsche Bank
AG to be performed through the Branch and, assuming the due authorization, execution and delivery thereof by each party thereto other than the Branch, is enforceable against Deutsche
Bank AG in accordance with its terms, except as the enforceability thereof may be limited (a) by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, as the same may be applied in the event of bankruptcy, insolvency or similar proceedings of Deutsche Bank AG, (b) by the equitable power of any court having jurisdiction or (c) as a result of government action within the United States of America.

	(iii)	There are no legal requirements under the laws of the
Federal Republic of Germany which had to be met or fulfilled as a condition precedent to the enforceability in the Federal Republic of Germany of the Agreement which have not been duly met or fulfilled.

	(iv)	Any judgment against the Branch with respect to the
Agreement given by the courts of the United States of America in the State of New York or by the courts of the State of New York would be recognized and enforced in the Federal Republic of Germany, provided that the requirements of Section 328 of the German Code of Civil Procedure are met, in particular that:

		a.	the courts have subject matter jurisdiction and there
is no exclusive German jurisdiction; we confirm that as regards the enforcement of the Agreement against German corporations, German courts do not have exclusive jurisdiction;

		b.	Deutsche Bank AG has put in a general appearance in
the proceedings or actual personal service of process was made on Deutsche Bank AG in a proper way (or at least timely enough to allow for the raising of defenses); we confirm that service on the Branch at its offices is sufficient service on Deutsche Bank AG;

		c.	such judgment is not contrary to an existing judgment
which is to be recognized in the Federal Republic of Germany;

		d.	such judgment has not resulting from legal proceedings
begun subsequent to other legal proceedings regarding the same subject matter, which legal proceedings are incompatible therewith;

		e.	the recognition of the foreign judgment is not
obviously contrary to essential principles of the laws of the Federal Republic of Germany, in particular rights granted under the constitutional law of the Federal Republic of Germany; we have no reason to believe that any judgment enforcing an obligation of the Branch pursuant to the Agreement (other than a judgment awarding punitive damages), which judgment is in line with the laws of the State of New
York, would be obviously contrary either to the essential principles of the laws of the Federal Republic of Germany or of the rights granted under the constitutional law of the Federal Republic of Germany; and

		f.	reciprocity exists.

	(v)	An action to enforce the obligations under the Agreement may be brought against Deutsche Bank AG in the courts of the Federal
Republic of Germany.

						Very truly yours,
EXHIBIT C to Schedule

[Form of Opinion of Counsel for Trustee]

	EXHIBIT D TO SCHEDULE


Date:	  June 18, 1997

To:		The Bank of New York acting as
		Trustee for the
		MBNA Master Credit Card Trust II

		Telephone:
		Telecopier:

From:		Deutsche Bank AG, New York Branch

Subject:	Swap Transaction

		The purpose of this communication is to set forth the terms and conditions of the swap transaction entered into on the Trade Date referred to below (the "Swap Transaction"), between THE BANK OF NEW YORK (the "Trustee") acting as trustee for the MBNA MASTER CREDIT CARD TRUST
II, but only as relates to the Series 1997-F Class A 6.60% Certificates (the "Trust") and Deutsche Bank AG, New York Branch. ("DBNY"). This communication constitutes a "Confirmation" as referred to in the Swap Agreement specified below.

		This Confirmation supplements, forms part of, and is subject to, the Master Agreement dated as of June 18, 1997, between DBNY and the Trustee (the "Master Agreement"). All provisions contained in, or incorporated by reference to, such Master Agreement shall govern this Confirmation except as expressly modified below.

		This Confirmation and the Schedule to the Master Agreement (the "Schedule") each incorporate the definitions and provisions contained in (i) the 1991 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc.) (the
"Definitions") and (ii) the Series 1997-F Supplement dated as of June
18, 1997 (the "Supplement") to the Pooling and Servicing Agreement dated as of August 4, 1994 by and between MBNA America Bank, National Association, as Seller and Servicer, and The Bank of New York, as
Trustee (as amended, the "Pooling and Servicing Agreement", together with the Supplement, the "Trust Agreement"), and relating to the Trust, Series 1997-F ("Series 1997-F") and, in particular, for the purposes hereof, the Class A 6.60% Asset Backed Certificates, Series 1997-F (the "Class A Certificates"). In the event of any inconsistency between the definitions in the Supplement and any of the Definitions, the Schedule or this Confirmation, the definitions in the Supplement will govern; in the event of any inconsistency between this Confirmation and either the Schedule or the Definitions, this Confirmation will govern; and in the event of any inconsistency between the Schedule and the Definitions, the Schedule will govern.

		The terms of this particular Swap Transaction to which this Confirmation relates are as follows:
Trade Date:-June 18, 1997
Effective Date:-The Closing Date for Series 1997-F.
Termination Date:-The Scheduled Payment Date; provided, however, that in the event that the Rapid Amortization Period commences as a result of a Trust Pay Out Event, the Termination Date will be the earlier of (i) the date on which the Notional Amount is zero and (ii) the Scheduled Payment Date.
Fixed Amounts:-
Fixed Rate
Payer:-Party A.
Fixed Rate:-6.60%
Calculation
Periods:
-For the initial Calculation Period, the period from and including the Effective Date through the day preceding the first Distribution Date; thereafter, each Calculation Period will be the period from and including the previous Distribution Date through the day preceding the current Distribution Date.
Fixed Amount
for Initial
Calculation
Period:-$6,270,000.
Fixed Rate
Notional
Amount:-For the initial Calculation Period, $600,000,000 (the initial outstanding principal balance of the Class A Certificates), and thereafter the outstanding principal balance of Class A Certificates as of the Record Date which occurs during each Calculation Period.
Fixed Rate
Payer Payment
Dates:-Each Transfer Date.
Fixed Rate Day
Count Fraction:-30/360

Floating Amounts:-
Floating Rate
Payer:
-Party B.
Calculation
Periods:-For the initial Calculation Period, the period from and including the Effective Date through the day preceding the first Distribution Date; thereafter, each Calculation Period will be the period from and including the previous Distribution Date through the day preceding the current Distribution Date.
Floating Rate
Payer Payment
Dates:-Each Transfer Date.
Floating Rate
Option:-USD-LIBOR-BBA.
Reset Dates:-Means, with respect to the initial Calculation Period, the Effective Date, for the period from and including the Effective Date through and including July 14, 1997, and July 15, 1997, for the period from and including July 15, 1997 through and including the day preceding the first Distribution Date, and with respect to each Calculation Period thereafter, the first day of such Calculation Period.
Calculation Dates:-Means, with respect to each Calculation Period, the first day of such Calculation Period.
Designated
Maturity:-One month.
Floating Rate
Spread:-%.
Floating Rate
Notional
Amount:-For the initial Calculation
Period, $600,000,000 (the initial outstanding principal balance of the Class A Certificates), and thereafter the outstanding principal balance of the Class A Certificates as of the Record Date which occurs during each Calculation Period.

Floating Rate
Day Count Frac-
tion:-Actual/360.
Compounding:-Not Applicable.
Calculation Agent:         -Trustee.
Business Days:             -New York and Newark, Delaware.
Credit Support Document:   -Not Applicable.
Other Provisions:

-If at any time during the Term of the Swap Transaction Party A's rating is reduced below AA- by S&P or below Aa3 by Moody's, or is withdrawn by either S&P or Moody's, the Trustee at the written instruction of the Servicer, on behalf of the Trust shall establish and maintain with a Qualified Institution, in the name of the Trust for the benefit of the Class A Certificateholders, the interest reserve account as a segregated trust account held for the benefit of Class A Certificateholders (the "Interest Reserve Account"). Within thirty days of such reduction or withdrawal, Party A shall fund the Interest Reserve Account in an amount equal to one-twelfth of the product of (a) the Fixed Rate, and (b) the outstanding principal balance of the Class A Certificates on the Record Date preceding such reduction or withdrawal for reinvestment in accordance with the Supplement; provided, however, that the failure of Party A to adequately fund the Interest Reserve Account within thirty days of such reduction or withdrawal shall not constitute an Event of Default pursuant to the provisions of subsection 5(a) or a Termination Event pursuant to the provisions of subsection 5(b). Party A shall treat the amount on deposit in the Interest Reserve Account as its money for tax purposes. After establishment of the Interest Reserve Account, in the event there shall occur an Early Termination Date as a result of an Event of Default with respect to Party A as the Defaulting Party or a Termination Event with respect to Party A as the Affected Party, the funds then contained in the Interest Reserve Account will be deposited into the Finance Charge Account to the extent provided in the Supplement. Upon termination of the Interest Reserve Account as provided in the Supplement after payment of all amounts owing to the 1997-F Certificateholders that are payable from such account, the Trustee will release all amounts on deposit therein to Party A.

A "Payment Carryforward Event" shall be deemed to occur for any Floating Rate Payer Payment Date to the extent that (i) the sum of the Payment Carryforward Amount for such date and the amount of any past due Payment Carryforward Amount exceeds zero and (ii) amounts are not available under subsection 4.11(l) of the Supplement to fully satisfy such amounts on such date.

If Party B notifies Party A that netting of payments will not apply to any of the Transactions pursuant to Part 4(i) of the Schedule, each payment obligation of Party B under Section 2(a)(i) of the Master Agreement in respect of this Swap Transaction shall be subject to the condition precedent that in respect of each such payment obligation each amount payable by Party A with respect to this Swap Transaction shall be paid by Party A by 10:00 a.m., New York City time, on the relevant Payment Date.


Governing Law:           -New York.
Offices:-Party A is not a Multibranch Party.
-Party B is not a Multibranch Party.
Payment Instructions
for Party A USD:-

Payment Instructions
for the Trust in USD:
-


Please confirm that the foregoing correctly sets forth the terms of our agreement with respect to the Swap Transaction by signing in the space provided below and sending a copy of the executed Confirmation by
telecopier (     ) to Client Services Group.

It has been a pleasure working with you on this transaction and we look forward to working with you again in the future.

			Very truly yours,

			DEUTSCHE BANK AG,
			  NEW YORK BRANCH



			By: ___________________________________
			Name:
			Title:



			By: ___________________________________
			Name:
			Title:


Agreed and Accepted by:

MBNA MASTER CREDIT CARD TRUST II,
THE BANK OF NEW YORK, solely
in its capacity as trustee and not
in its individual capacity

By: ______________________________
Name:	Joseph G. Ernst
Title:	Assistant Vice President


D-2

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